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                                                                 Exhibit (k) (4)

As of May 18, 2005

To Eaton Vance Tax-Managed Buy-Write Opportunities Fund

With Reference to the Investment Advisory Agreement entered into by Eaton Vance Management ("Eaton Vance") with Eaton Vance Tax-Managed Buy-Write Opportunities Fund (the "Fund") we hereby notify you of the following:

     In connection with the organization and initial offering of the common shares of the Fund, Eaton Vance hereby agrees to (i) reimburse all organizational costs of the Fund and (ii) pay all offering costs of such offering of the Fund (other than sales load, but inclusive of the reimbursement of underwriter expenses of $0.00667 per share) that exceeds $0.04 per share.

This instrument is executed under seal and shall be governed by Massachusetts law.

                                          Very truly yours,

                                          EATON VANCE MANAGEMENT

                                          By:    /s/James B. Hawkes
                                                 ------------------
                                          Name:  James B. Hawkes
                                          Title: President, and not Individually


ACCEPTED AND AGREED TO
ON BEHALF OF THE FUND

By:    /s/James L. O'Connor
       --------------------
Name:  James L. O'Connor
Title: Treasurer, and not Individually